EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2011 Third Quarter and First Nine Months Financial Results

•	Consolidated net sales increased 14.4% to a record $2.48 billion in 3Q11 and 13.8% to a record $6.70 billion in nine months

•	Diluted net income per common share increased 6.9% in the third quarter to a record $1.71 per share from $1.60 in 3Q10

•	Diluted net income per common share increased 12.7% in first nine months 2011 to $3.98 per share from $3.53 last year

CLEVELAND, OHIO, October 25, 2011—The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2011. Compared to the same periods in 2010, consolidated net sales increased $312.7 million, or 14.4%, to $2.48 billion in the quarter and increased $814.5 million, or 13.8%, to $6.70 billion in nine months due to selling price increases, acquisitions and strong organic sales growth by the Global Finishes Group. Favorable currency translation rate changes increased consolidated net sales 1.0% in the quarter and 1.3% in nine months. Acquisitions increased consolidated net sales 4.1% in the quarter and 5.8% in nine months.

Diluted net income per common share in the quarter increased to $1.71 per share from $1.60 per share in 2010. In nine months, diluted net income per common share increased to $3.98 per share from $3.53 per share last year. The nine month increase in diluted net income per common share was due primarily to higher sales in the Global Finishes Group, selling price increases, and good cost control partially offset by raw material cost increases. The nine months 2010 diluted net income per common share included the charges of $.18 per share relating to the repurchase of debt and an increase in income tax expense related to the Health Care and Education Reconciliation Act of 2010. In the quarter and nine months, acquisitions reduced diluted net income per common share by $.02 per share. Favorable currency translation rate changes increased diluted net income per common share by $.02 and $.06 per share in the quarter and first nine months, respectively.

Net sales in the Paint Stores Group increased 10.2% to $1.42 billion in the quarter and 7.8% to $3.65 billion in nine months. The sales increase in the quarter was due primarily to selling price increases and improving domestic architectural paint sales volume across most segments. In nine months, the sales increase was due primarily to selling price increases. Net sales from stores open for more than twelve calendar months increased 8.2% in the quarter and 6.8% in nine months over last year’s comparable periods. Paint Stores Group segment profit increased to $236.9 million in the quarter from $225.1 million last year and increased to $512.4 million in nine months from $484.8 million last year due primarily to sales driven by selling price increases and higher sales volume in the third quarter partially offset by continuing raw material cost increases and increases in selling, general, and administrative expenses to maintain customer service. Segment profit as a percent to net sales decreased in the quarter to 16.7% from 17.5% last year and decreased to 14.1% in nine months from 14.3% in 2010.

Net sales of the Consumer Group increased 3.3% to $351.6 million in the quarter due primarily to selling price increases partially offset by the elimination of a portion of a paint program with a large retail customer. Net sales decreased 2.0% to $1.02 billion in nine months due primarily to the elimination of a portion of a paint program with a large retail customer partially offset by selling price increases. Segment profit decreased to $41.0 million in the quarter from $59.7 million last year and decreased to $143.5 million in nine months from $177.9 million last year due primarily to increasing raw material costs partially offset by selling price increases and reductions in selling, general, and administrative expenses. As a percent to net external sales, segment profit decreased to 11.7% in the quarter versus 17.5% last year and decreased to 14.0% in nine months compared to 17.1% in 2010.

The Global Finishes Group’s net sales stated in U.S. dollars increased 31.2% to $714.4 million in the quarter and increased 39.3% to $2.02 billion in nine months due primarily to acquisitions, selling price increases, higher paint sales volume, and favorable currency translation rate changes. In the quarter and nine months, acquisitions increased net sales in U.S. dollars by 16.3% and 23.3%, respectively, and favorable currency translation rate changes increased net sales by 3.2% and 4.2%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $43.5 million from $31.9 million and increased in nine months to $126.4 million from $94.9 million last year due primarily to increased paint sales volume, selling price increases, good expense control, and favorable foreign currency translation rate changes. Favorable foreign currency translation had a positive effect of $3.6 million on segment profit in the quarter and $8.0 million in nine months. Acquisitions had an unfavorable impact on segment profit of approximately $2.5 million in the quarter and nine months. As a percent to net external sales, segment profit increased to 6.1% in the quarter versus 5.9% last year due primarily to selling price increases and higher paint sales volume partially offset by higher raw material costs. In nine months, segment profit as a percent to net external sales decreased to 6.2% compared to 6.5% in 2010 due primarily to acquisitions diluting the segment’s profit as a percent to net external sales and higher raw material costs.

The Company acquired 2.64 million shares of its common stock through open market purchases in the quarter and 4.24 million shares in nine months. The Company had remaining authorization at September 30, 2011 to purchase 1.51 million shares. On October 19, 2011 the Board of Directors authorized the Company to purchase an additional 20 million shares of the Company’s stock for treasury purposes.

Commenting on the third quarter and nine months financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are encouraged by our improving sales results across most domestic architectural segments generated by our Paint Stores Group in the quarter. We are pleased with the continued sales development in the Global Finishes Group and the corresponding improvement in core operating results. Our operating segments continue to control costs and implement price increases in an effort to keep pace with rising raw material costs.

“We continue to invest in our business. In the first nine months, Paint Stores Group opened 31 net new locations. In July, we completed the acquisition of Leighs Paints, a leading UK protective and marine and fire protection coatings innovator. The acquisitions completed over the past twelve months expand our global reach and provide important assets to support future growth in our world-wide business. During the quarter, we used our cash to buy shares of our stock and pay a cash dividend of $.365 per common share. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.

“In October we reached an agreement with the IRS on the previously disclosed matters concerning the Sherwin-Williams’ employee stock ownership plan (“ESOP”) bringing this dispute to a final resolution using the IRS’s Fast Track Settlement process. The settlement, which resolves all ESOP related tax issues, including interest, will result in a fourth quarter after-tax charge of approximately $75.0 million, or $.72 per diluted common share. These amounts were not included in our previous fourth quarter and full year 2011 earnings guidance.

“For the fourth quarter, we anticipate our consolidated net sales will increase six to ten percent compared to last year’s fourth quarter. We expect diluted net income per common share for the fourth quarter to be in the range of $(.05) to $.15 per share, including the one-time charge of $.72 per share relating to the IRS settlement, compared to $.67 per share in 2010. For the full year 2011, we expect consolidated net sales to increase above 2010 levels by a low teen percentage. With annual sales at that level, we are reaffirming our full year guidance for diluted net income per common share for 2011 at $4.65 to $4.85 per share before the IRS settlement and in the range of $3.93 to $4.13 per share due to the settlement, compared to $4.21 per share earned in 2010.”

The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months and its outlook for the fourth quarter and full year 2011 at 11:00 a.m. ET on Tuesday, October 25, 2011. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 25th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Monday, November 14, 2011 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2011	2010	2011	2010
Net sales	$2,484,920	$2,172,259	$6,695,257	$5,880,805
Cost of goods sold	1,446,621	1,200,674	3,836,795	3,245,359
Gross profit	1,038,299	971,585	2,858,462	2,635,446
Percent to net sales	41.8%	44.7%	42.7%	44.8%
Selling, general and administrative expenses	760,179	703,672	2,206,857	2,007,762
Percent to net sales	30.6%	32.4%	33.0%	34.1%
Other general expense (income)—net	1,600	(817)	2,074	6,214
Interest expense	10,452	11,310	32,874	49,219
Interest and net investment income	(840)	(1,008)	(1,971)	(2,127)
Other expense—net	6,632	3,049	6,623	292

Income before income taxes	260,276	255,379	612,005	574,086
Income taxes	80,399	80,121	184,697	184,519

Net income	$179,877	$175,258	$427,308	$389,567

Net income per common share:
Basic	$1.74	$1.63	$4.06	$3.59

Diluted	$1.71	$1.60	$3.98	$3.53

Average shares outstanding—basic	102,151,164	106,454,042	103,939,552	107,366,658

Average shares and equivalents outstanding—diluted	104,123,272	108,397,737	106,161,544	109,095,936

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 25th release.

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